                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported)     December 29, 2000
                                                   -----------------------------

                                   MCSi, Inc.
             (Exact name of registrant as specified in its charter)

          Maryland              000-21561                 31-1001529
     -------------------     ----------------         ------------------
(State or other jurisdiction (Commission File  (IRS Employer Identification No.)
    of incorporation)             Number)


4750 Hempstead Station Drive, Dayton, Ohio                              45429
--------------------------------------------------------------------------------
(Address of principal executive offices)                              (Zip code)

Registrant's telephone number, including area code:           (937) 291 - 8282
                                                              ----------------

                                     N/A
                  -----------------------------------------
        (Former name or former address, if changed since last report)

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

On December 29, 2000, MCSi, Inc. (the "Company" or "MCSi"), through three subsidiaries created for such purpose (the "Subsidiaries"), acquired certain assets, primarily accounts receivable, inventories and property and equipment and assumed certain commitments, consisting of certain operating lease obligations and completion of certain installation agreements, from Intellisys Group, Inc., and its two wholly-owned subsidiaries ("Intellisys"). Headquartered in Westlake Village, California, prior to its filing of bankruptcy proceedings, Intellisys had fourteen offices throughout California, Washington, Oregon, Colorado, Texas, Georgia and Massachusetts. Intellisys' business was the design, sale, installation, service and support of integrated audio-visual presentation, conferencing, and networked media systems. Intellisys also sold a wide variety of portable presentation equipment. The acquisition was pursuant to an approved order of the United States Bankruptcy Court for the Central District of California in the San Fernando Valley Division under Chapter 11 of title 11 of the United States Code. Intellisys filed a voluntary petition in bankruptcy on October 11, 2000. The Intellisys bankruptcy proceedings were converted to a Chapter 7 liquidation on January 10, 2001.

The acquisition is being accounted for as a purchase business combination. The total purchase price for the acquisition is estimated at $13.5 million, which, pursuant to the Asset Purchase Agreement between the Company and Intellisys, represents the amount owed by Intellisys to Fleet Business Credit Corporation, the primary secured creditor of Intellisys ("Fleet"), on December 29, 2000 plus certain pre-closing expenses of Intellisys incurred during the Chapter 11 process, plus related out-of-pocket expenses. The purchase price was funded by a $4.6 million loan to the MCSi Subsidiaries from Fleet, and by an $8.5 million loan from Zengine, Inc., an affiliate of the Company, to MCSi. The details of the financing arrangements are set forth in the Exhibits to this Form 8-K.

Prior to the closing of this acquisition, MCSi lent to Intellisys, as debtor -- in -- possession, approximately $2.5 million in the form of credit on sales of inventory to facilitate the completion or advancement of certain Intellisys projects. MCSi provided this credit by purchasing a portion of a post-petition Fleet loan to Intellisys. This loan was deemed satisfied at the closing of the acquisition without a cash repayment.

More than 400 Intellisys sales people and technicians have joined the Company in order to service the Company's expanded client base.

The Company issued press releases regarding the acquisition on October 9, 2000, November 15, 2000 and on January 3, 2001. Each of those releases are attached hereto.

Other than these transactions, there was no prior material relationship between the Company and Intellisys or its stockholders.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

FINANCIAL STATEMENTS AND PRO FORMA FINANCIAL DATA

The unaudited consolidated financial statements of Intellisys, Inc. as of September 30, 2000 and for the nine months ended September 30, 2000 and 1999, as required by this Item are included herein on pages 4 through 7. The audited consolidated financial statements of Intellisys as of December 31, 1998 and December 31, 1999 and for each of the years in the three-year period ended December 31, 1999 as required by this Item are included herein on pages 8 through 28.

The Unaudited Pro Forma Financial Information required by this Item is included on pages 29 through 34 of this Form 8-K. The Unaudited Pro Forma Financial Information assumes that the acquisition occurred, with respect to the September 30, 2000 balance sheet information, on September 30, 2000 and with respect to the statements of operations information, at the beginning of the earliest period presented.

The Unaudited Pro Forma Financial Information is not intended to be indicative of the financial position or results of operations had the acquisition actually occurred on the dates indicated and is not representative of the anticipated future financial performance of the business formerly known as "Intellisys."

The unaudited pro forma consolidated balance sheet reflects the allocation of the purchase price to the estimated fair value of assets acquired and liabilities assumed, with the excess of the estimated fair values of assets acquired and liabilities assumed over the purchase price being used to reduce long-lived assets to zero with the remainder used to reduce goodwill. By virtue of the fact that Intellisys has filed voluntary petitions for protection under the Federal Bankruptcy Code, there are many creditors of Intellisys who are making claims on the assets to be acquired by the Company. Thus, the Company will need time to assess the assets it has acquired and any liabilities or obligations it has assumed. While the Company will continue to undertake a more in depth evaluation of the fair value of the net assets acquired, it is not presently expected to differ materially from the purchase price allocation included therein.

The unaudited pro forma consolidated statements of operations reflect the effects of the purchase price allocation described above and the resultant amortization and additional interest expense associated with the cash used to fund the acquisition, along with other adjustments directly attributable to the transaction. The pro forma data reflects adjustments directly related to the acquisition, and does not include adjustments that may arise as a consequence of the acquisition, such as cost savings, improved efficiencies, etc. Therefore, the pro forma data is not necessarily indicative of operating results that would have occurred for the year ended December 31, 1999 or the nine months ended September 30, 1999 and 2000, or in future periods, had the acquisition actually occurred at the beginning of each period shown.

EXHIBITS

EXHIBIT NO.       DESCRIPTION
-----------       -----------
2.1               Asset Purchase Agreement by and between MCSi, Inc. and
                  Intellisys Group, Inc. dated October 6, 2000.
2.2               Amended Asset Purchase Agreement by and between MCSi, Inc.
                  and Intellisys Group, Inc. dated November 13, 2000.
2.3               Amendment to the Asset Purchase Agreement by and between
                  MCSi, Inc. and Intellisys Group, Inc. dated November 24, 2000.
2.4               Amendment to Asset Purchase Agreement by and between MCSi,
                  Inc. and Intellisys Group, Inc. dated December 29, 2000.
10.1              Last Out Participation Agreement by and between MCSi, Inc.
                  and Fleet Business Credit Corporation dated October 6, 2000.
10.2              Loan Agreement by and between West Lake Acquisition
                  Corporation, Agoura Hills Corporation and MCSi-IG-PV, Inc.
                  and Fleet Business Credit Corporation dated December 29, 2000.
10.3              Loan Agreement by and between MCSi, Inc., West Lake
                  Acquisition Corporation, Agoura Hills Corporation and
                  MCSi-IG-PV, Inc. and Zengine, Inc. dated December 29, 2000.
23.1              Consent of Independent Auditors.
99.1              Press release issued by MCSi, Inc. on October 9, 2000.
99.2              Press release issued by MCSi, Inc. on November 15, 2000.
99.3              Press release issued by MCSi, Inc. on January 3, 2001.
99.4              Safe Harbor Under the Private Securities Litigation Reform
                  Act of 1995.

                     INTELLISYS GROUP, INC. AND SUBSIDIARIES
                              DEBTORS-IN-POSSESSION
                 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 2000
                                 (IN THOUSANDS)


Assets
Current assets:
  Cash and cash equivalents                                             $  2,860
  Accounts, unbilled and notes
    receivable, net of related allowances                                 18,472
  Inventories, net                                                         9,021
  Prepaid expenses and other current assets                                  284
                                                                      ------------
    Total current assets                                                  30,637

Property and equipment, net of
  accumulated depreciation                                                 6,647
Other assets                                                               1,055
                                                                      ------------
    Total assets                                                       $  38,339
                                                                      ============

Liabilities and stockholders' equity (deficit)
Current liabilities:
  Accounts payable                                                     $  24,901
  Accrued expenses                                                         8,959
  Deferred revenue                                                         3,730
  Bank line of credit                                                     18,935
  Current portion of long-term debt                                        3,445
                                                                      ------------
    Total current liabilities                                             59,970

Long-term debt                                                             9,749
                                                                      ------------
Total liabilities                                                         69,719
                                                                      ------------
Commitments and contingencies                                                 --

Series A convertible redeemable
 preferred stock                                                          11,923
                                                                      ------------
Stockholders' equity (deficit):
  Common stock                                                                42
  Accumulated deficit                                                    (43,345)

                                                                      ------------
    Total stockholders' equity (deficit)                                 (43,303)
                                                                      ------------
Total liabilities and stockholders' equity                             $  38,339
                                                                      ============


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE UNAUDITED FINANCIAL
STATEMENTS.

                     INTELLISYS GROUP, INC. AND SUBSIDIARIES
                              DEBTORS-IN-POSSESSION
            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)



                                                                         Nine months ended September 30,
                                                                         -------------------------------
                                                                            1999             2000
                                                                         --------------  --------------
Sales and contract revenue                                                $  94,236       $  114,582
Cost of sales                                                                73,756           89,068
                                                                         --------------  --------------
     Gross profit                                                            20,480           25,514

Selling, general, and administrative expenses                                28,437           42,968
                                                                         --------------  --------------
     Operating loss                                                          (7,957)         (17,454)

Interest expense, net                                                         1,547            3,287
Other (income) expense                                                         (140)              95
                                                                         --------------  --------------
Net loss                                                                  $  (9,364)      $  (20,836)
                                                                         ==============  ==============


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE UNAUDITED FINANCIAL
STATEMENTS.

                     INTELLISYS GROUP, INC. AND SUBSIDIARIES
                              DEBTORS-IN-POSSESSION
            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                       Nine months ended September 30,
                                                                       ------------------------------
                                                                           1999              2000
                                                                       ------------     -------------
Cash flows from operating activities:
Net loss                                                                 $    (9,364)    $ (20,836)
   Adjustments to reconcile net loss to net cash provided by
     (used in) operating activities:
       Allowance for doubtful accounts                                        1,571          3,853
       Depreciation and amortization                                          2,012          1,652
       Deferred income taxes and other                                          415              -
       Changes in operating assets and liabilities:
          Accounts, unbilled and notes receivable                            (2,968)          5,632
          Inventories                                                         2,041            (846)
          Prepaid expenses and other current assets                          (2,014)          1,224
          Other assets                                                       (1,390)            187
          Accounts payable and accrued expenses                               5,835           6,883
          Income taxes                                                         (460)          1,521
          Deferred revenue                                                     (349)          2,550
                                                                          ------------     ---------
             Net cash (used in) provided by operating activities             (4,671)          1,820
                                                                          ------------     ---------
Cash flows from investing activities:
   Purchase of property and equipment and intangibles                         (2,246)        (1,136)
                                                                          ------------   -----------
             Net cash used in investing activities                            (2,246)        (1,136)
                                                                          ------------   -----------


Cash flows from financing activities:
   Net borrowings under bank line of credit                                    5,939         (5,243)
   Proceeds from the issuance of preferred stock                                 406
   Proceeds from debt                                                          1,500          9,000
   Debt issuance costs                                                            --           (917)
   Principal payments of debt and capital leases                              (2,083)          (936)
   Other                                                                           6             --
   Purchase and retirement of treasury stock                                      --           (500)
                                                                        --------------     ---------
             Net cash provided by financing activities                         5,768          1,404
                                                                        --------------   -----------

Net (decrease) increase in cash and cash equivalents                          (1,149)         2,088
Cash and cash equivalents at beginning of period                               1,998            772
                                                                        --------------  ------------
Cash and cash equivalents at end of period                               $       849      $   2,860
                                                                        ==============   ===========



THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE UNAUDITED FINANCIAL
STATEMENTS.

                     INTELLISYS GROUP, INC. AND SUBSIDIARIES
                              DEBTORS-IN-POSSESSION
       NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 1999 AND 2000
                             (amounts in thousands)


NOTE 1 - INTERIM FINANCIAL INFORMATION

The accompanying unaudited financial statements have been prepared in accordance with Rule 10-01 of SEC Regulation S-X. Consequently, they do not include all the disclosures required under generally accepted accounting principles for complete financial statements. However, in the opinion of the management of the Intellisys Group, Inc. ("Intellisys" or the "Company"), the consolidated financial statements presented herein contain all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows of Intellisys and its consolidated subsidiaries. For further information regarding Intellisys' accounting policies and the basis of presentation of the financial statements refer to the financial statements and notes included in the Intellysis' consolidated financial statements for the year ended December 31, 1999, which are included herein.

NOTE 2 - LIQUIDITY AND BASIS OF PRESENTATION

As a result of Intellisys' significant losses from operations, negative working capital, stockholders' deficiency, defaults under the Company's bank line-of-credit agreement and limited availability of working capital sources, on October 11, 2000 the Company filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code and began operating its businesses as debtors-in-possession under the supervision of the Bankruptcy Code.

On October 6, 2000, the Company entered into an Asset Purchase Agreement ("Agreement"), whereby substantially all the Company's assets would be acquired by MCSi, Inc. On November 13, 2000, the Agreement was approved by the Bankruptcy Court. Under the Agreement, the Company will sell substantially all of its assets for approximately $645 plus the outstanding balance of the Company's line-of-credit on the date of closing.

Pursuant to the Agreement, there will be significant liabilities that will be subject to compromise in bankruptcy. The Company currently expects that the consummation of the Agreement will result in the Company's ultimate liquidation under Chapter 7 of the United States Bankruptcy Code. In the event of a liquidation of the Company under Chapter 7 of the Bankruptcy Code, and the consummation of the Agreement, management does not expect there will be any material assets remaining after funding the administration of a Chapter 7 estate to satisfy outstanding obligations.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered significant losses and has experienced diminishing liquidity as a result of a deterioration in its cash flow and limited availability of working capital sources and commenced a voluntary proceeding under Chapter 11 of the United States Bankruptcy Code. Such conditions raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The consolidated financial statements do not show (i) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (ii) contingencies, or the status and priority thereof; or (iii) as to stockholder accounts, the effect of any changes that may be made in the Company's business. The eventual outcome of these matters is not presently determinable.

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors and Stockholders
Intellisys Group, Inc. and Chapter 11 Trustee of
   Intellisys Group, Inc.:


We have audited the accompanying consolidated balance sheets of Intellisys Group, Inc. and subsidiaries (the Company) as of December 31, 1998 and 1999 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Intellisys Group, Inc. and subsidiaries as of December 31, 1998 and 1999 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America.


The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered significant losses and has experienced diminishing liquidity as a result of a deterioration in its cash flow and limited availability of working capital sources and commenced a voluntary proceeding under Chapter 11 of the United States Bankruptcy Code. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also discussed in note 1. The consolidated financial statements do not include adjustments that might result from the outcome of these uncertainties.


                                                /s/ KPMG LLP


Los Angeles, California
July 20, 2000, except as to
  note 1, which is as of
  November 16, 2000.

                     INTELLISYS GROUP, INC. AND SUBSIDIARIES
                             (DEBTORS-IN-POSSESSION)

                           Consolidated Balance Sheets

                           December 31, 1998 and 1999

                        (In thousands, except share data)


                                    ASSETS                                                1998               1999
                                                                                    ----------------   -----------------
Current assets:
    Cash                                                                             $        1,998                772
    Accounts receivable, less allowance for doubtful accounts of $330 and
       $1,021, respectively                                                                  20,198             25,007
    Unbilled receivables                                                                      4,506              2,814
    Notes receivable                                                                            160                114
    Inventories, net                                                                          9,299              8,175
    Prepaid expenses                                                                          1,177                540
    Other current assets                                                                         --                990
    Income tax refund receivable                                                                 --              1,537
    Deferred income taxes                                                                       752                 --
                                                                                    ----------------   -----------------

            Total current assets                                                             38,090             39,949

Property and equipment, net                                                                   3,896              6,436
Deferred income taxes                                                                           146                 --
Intangible and other assets                                                                  11,269                325
                                                                                    ----------------   -----------------

            Total assets                                                             $       53,401             46,710
                                                                                    ================   =================

                   LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
    Bank line of credit                                                              $       18,672             24,178
    Current portion of long-term debt                                                         1,373                682
    Notes payable to officers and directors                                                      --              2,933
    Current portion of obligations under capital leases                                         113                319
    Accounts payable                                                                         11,916             17,865
    Accrued expenses                                                                          4,130              9,128
    Income taxes payable                                                                        218                 --
    Deferred revenue                                                                          1,301              1,180
                                                                                    ----------------   -----------------

            Total current liabilities                                                        37,723             56,285

Long-term debt, excluding current portion                                                       608                202
Obligations under capital leases, excluding current portion                                     269                267
                                                                                    ----------------   -----------------

            Total liabilities                                                                38,600             56,754
                                                                                    ----------------   -----------------

Commitments and contingencies (Note 17)

Series A convertible redeemable preferred stock; $.01 par value; 1,508,000 shares authorized, issued and outstanding (entitled
    to $10,500 in liquidation plus 10% annual rate of return)                                 9,431             11,029
                                                                                    ----------------   ----------------

Stockholders' equity:
    Preferred stock; 10,000,000 shares authorized; 1,508,000
       shares issued and outstanding                                                             --                 --
    Common stock; $.01 par value; 30,000,000 shares authorized;
       3,997,156 and 4,072,421 shares issued and outstanding,
       respectively                                                                              40                 41
    Additional paid-in capital                                                                2,410              1,273
    Retained earnings (accumulated deficit)                                                   2,920            (22,387)
                                                                                    ----------------   -----------------

            Total stockholders' equity (deficit)                                              5,370            (21,073)
                                                                                    ----------------   -----------------

            Total liabilities and stockholders' equity (deficit)                     $       53,401             46,710
                                                                                    ================   =================


See accompanying notes to consolidated financial statements.

                     INTELLISYS GROUP, INC. AND SUBSIDIARIES
                             (DEBTORS-IN-POSSESSION)
                      Consolidated Statements of Operations

                                 (In thousands)


                                                                                YEARS ENDED DECEMBER 31,
                                                          ------------------------------------------------------------------
                                                                    1997                  1998                  1999
                                                          ----------------------   -------------------   -------------------
Sales and contract revenue                                $          41,535                70,968               128,752
Cost of sales                                                        30,196                51,599               102,014
                                                          ----------------------   -------------------   -------------------

              Gross profit                                           11,339                19,369                26,738

Selling, general and administrative expenses                          9,294                16,110                34,810
Depreciation and amortization                                           378                 1,004                 2,733
Write-off of goodwill and other intangible assets                        --                    --                11,210
                                                          ----------------------   -------------------   -------------------

              Operating income (loss)                                 1,667                 2,255               (22,015)

Interest expense, net                                                   351                 1,048                 2,348
Other (income) expense                                                   --                  (438)                1,503
                                                          ----------------------   -------------------   -------------------

              Income (loss) before income taxes                       1,316                 1,645               (25,866)

Income taxes                                                            523                   680                  (559)
                                                          ----------------------   -------------------   -------------------

              Net income (loss)                                         793                   965               (25,307)

Accretion to redemption value on Series A
     preferred stock                                                     --                   (93)               (1,192)
                                                          ----------------------   -------------------   -------------------

              Net income (loss) available to common
                 stockholders                             $             793                   872               (26,499)
                                                          ======================   ===================   ===================


See accompanying notes to consolidated financial statements.

                     INTELLISYS GROUP, INC. AND SUBSIDIARIES
                             (DEBTORS-IN-POSSESSION)

            Consolidated Statements of Stockholders' Equity (Deficit)

                  Years ended December 31, 1997, 1998 and 1999

                        (In thousands, except share data)





                                                                                             RETAINED
                                                COMMON STOCK               ADDITIONAL        EARNINGS                  TOTAL
                                       ------------------------------       PAID-IN        (ACCUMULATED             STOCKHOLDERS'
                                           SHARES          AMOUNT           CAPITAL           DEFICIT)             EQUITY (DEFICIT)
                                       --------------   ------------    ---------------   -----------------      -------------------
Balances as of December 31, 1996           3,832,886       $     38        $     1,217       $        1,255        $         2,510

Net income                                      --               --                 --                  793                    793
                                       --------------   ------------    ---------------   -----------------      -------------------

Balances as of December 31, 1997           3,832,886             38              1,217                2,048                  3,303

Issuance of common stock, net                156,177              2                998                   --                  1,000

Exercise of stock options                      8,093             --                  6                   --                      6

Warrants issued in connection with
    debt financing                                --             --                189                   --                    189

Accretion to redemption value on
    Series A preferred stock                      --             --                 --                  (93)                   (93)

Net income                                        --             --                 --                  965                    965
                                       --------------    ------------    ---------------    ----------------      ------------------

Balances as of December 31, 1998           3,997,156             40              2,410                2,920                  5,370

Exercise of stock options                     75,265              1                  5                   --                      6

Warrants issued in connection with
    debt financing                                --             --                 50                   --                     50

Accretion to redemption value on
    Series A preferred stock                      --             --             (1,192)                  --                 (1,192)

Net loss                                          --             --                 --              (25,307)               (25,307)
                                       --------------    ------------    ---------------    -----------------     ------------------

Balances as of December 31, 1999           4,072,421       $     41        $     1,273       $      (22,387)       $       (21,073)
                                       ==============    ============    ===============    =================     ==================



See accompanying notes to consolidated financial statements.

                     INTELLISYS GROUP, INC. AND SUBSIDIARIES
                             (DEBTORS-IN-POSSESSION)
                      Consolidated Statements of Cash Flows
                                 (In thousands)

                                                                                   YEARS ENDED DECEMBER 31,
                                                                        -----------------------------------------------
                                                                           1997             1998             1999
                                                                        ------------   --------------    --------------
Cash flows from operating activities:
    Net income (loss)                                                    $      793     $         965     $    (25,307)
Adjustments to reconcile net income (loss) to net cash provided by
     (used in) operating activities:
         Allowance for doubtful accounts                                         30               229            1,555
         Depreciation and amortization                                          378             1,004            2,733
         Write-off of goodwill and other intangible assets                       --                --           11,210
         Interest expense in connection with issuance of warrants                --               189               50
         Deferred income taxes                                                 (199)             (766)             898
         Changes in operating assets and liabilities:
           Accounts receivable                                               (2,741)           (7,156)          (3,511)
           Inventories                                                         (326)             (582)           1,579
           Prepaid expenses                                                      56              (875)            (694)
           Other assets                                                          (1)             (221)              84
           Accounts payable and accrued expenses                              1,304             4,177            8,813
           Income taxes payable/receivable                                      584              (316)          (1,755)
           Deferred revenue                                                     360               574             (121)
                                                                        ------------   --------------    --------------
             Net cash provided by (used in) operating activities                238            (2,778)          (4,466)
                                                                        ------------   --------------    --------------

Cash flows from investing activities:
    Purchase of intangible assets in connection with acquisitions                --            (9,196)             (55)
    Purchase of property and equipment in connection with acquisitions           --            (1,410)              --
    Purchase of net current assets in connection with acquisitions               --            (2,140)              --
    Purchase of long term debt in connection with acquisitions                   --             1,359               --
    Purchases of property and equipment                                        (447)           (1,527)          (2,794)
    Notes receivable, net                                                       (60)               --               46
                                                                        ------------   --------------    --------------
             Net cash used in investing activities                             (507)          (12,914)          (2,803)
                                                                        ------------   --------------    --------------
Cash flows from financing activities:
    Exercise of stock options                                                    --                 6                6
    Issuance of common stock, net                                                --             1,000               --
    Issuance of preferred stock, net                                             --             9,338               --
    Proceeds from receivable for issuance of preferred stock                     --                --              406
    Net borrowings under bank line of credit                                    446             8,798            5,506
    Proceeds from short-term debt                                                --             1,020            2,250
    Repayments of short-term debt                                                --            (1,020)          (1,829)
    Proceeds from long-term debt                                                 97                --               --
    Repayments of long-term debt and capital leases                            (194)           (1,574)            (296)
                                                                        ------------   --------------    --------------
             Net cash provided by financing activities                          349            17,568            6,043
                                                                        ------------   --------------    --------------
             Net increase (decrease)  in cash                                    80             1,876           (1,226)

Cash at beginning of year                                                $       42     $         122     $      1,998
                                                                        ------------   --------------    --------------

Cash at end of year                                                      $      122     $       1,998     $        772
                                                                        ============   ==============    ==============

Supplemental disclosures of cash flow information:
    Cash paid during the year:
     Interest                                                            $      365     $         937     $      2,027
     Income taxes                                                               119             1,741              221
    Noncash investing and financing activities:
     Acquisition of equipment under capital leases                                9               445              410
     Issuance of notes payable in connection with acquisition
         of intangibles                                                          --             1,787              465
     Warrants issued in connection with debt financing                           --               189               50
     Issuance of notes payable in connection with purchases of
     equipment                                                                   --                --              349
     Accrued liability and goodwill recorded in connection with
     acquisition                                                                 --                --              900
                                                                        ============   ==============    ==============



See accompanying notes to consolidated financial statements.

                     INTELLISYS GROUP, INC. AND SUBSIDIARIES
                             (DEBTORS-IN-POSSESSION)

                   Notes to Consolidated Financial Statements

                        December 31, 1997, 1998 and 1999

                  (All amounts in thousands, except share data)



(1)    LIQUIDITY AND BASIS OF PRESENTATION

       As a result of Intellisys Group, Inc. and subsidiaries' (the Company) significant losses from operations, negative working capital, stockholders' deficiency, defaults under the Company's bank line of credit agreement and limited availability of working capital sources on October 11, 2000, the Company filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code and began operating its businesses as debtors-in-possession under the supervision of the Bankruptcy Court.

       On October 6, 2000, the Company entered into a Purchase Agreement (Agreement), whereby substantially all of the Company's assets would be acquired by MCSi, Inc. On November 16, 2000, the Agreement was approved by the Bankruptcy Court. Under the Agreement, the Company will sell substantially all of its assets for approximately $645 plus the outstanding balance of the Company's line of credit on the date of closing.

       If the Agreement is consummated as currently approved by the Bankruptcy Court, there will be significant liabilities that will be subject to compromise in bankruptcy. The Company currently expects that the consummation of the Agreement will result in the Company's ultimate liquidation under Chapter 7 of the United States Bankruptcy Code. In the event of a liquidation of the Company under Chapter 7 of the bankruptcy code, and the consummation of the Agreement, management does not expect there will be any material assets remaining after funding the administration of a Chapter 7 estate to satisfy outstanding obligations.

       The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered significant losses and has experienced diminishing liquidity as a result of a deterioration in its cash flow and limited availability of working capital sources and commenced a voluntary proceeding under Chapter 11 of the United States Bankruptcy Code. Such conditions raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

       The consolidated financial statements do not show (i) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (ii) contingencies, or the status and priority thereof; or
       (iii) as to stockholder accounts, the effect of any changes that may be made in the Company's business. The eventual outcome of these matters is not presently determinable.

                     INTELLISYS GROUP, INC. AND SUBSIDIARIES
                             (DEBTORS-IN-POSSESSION)

                   Notes to Consolidated Financial Statements

                        December 31, 1997, 1998 and 1999

                  (All amounts in thousands, except share data)


(2)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       (a)    DESCRIPTION OF BUSINESS

              The accompanying consolidated financial statements include the accounts of Intellisys Group, Inc., formerly EISI, and its wholly owned subsidiaries, Higginbotham Enterprises, Inc., Proline Industries, Inc. and Proline Video, Inc. (the Subsidiaries). The Company operates in one business segment and sells, designs, installs, services and supports multimedia presentation and communication technology systems to corporations, government agencies and educational institutions.

              On October 15, 1998, Intellysis Group, Inc. was reincorporated in the state of Delaware. In connection with the reincorporation, the Company increased its authorized shares of Common Stock to 30,000,000, authorized the issuance of 10,000,000 shares of Preferred Stock and declared a common stock split on an approximately 4.047-for-1 basis. The accompanying consolidated financial statements have been restated to reflect these changes.

              All significant intercompany balances and transactions have been eliminated in consolidation.

       (b)    REVENUE RECOGNITION

              The Company derives revenue from three sources: equipment sales, integrated systems contracts and maintenance contracts. Sales of equipment are recognized upon shipment.

              Integrated systems contracts generally have terms ranging from two months to one year. Revenue from the equipment component of a contract is recognized upon shipment. Revenue on the technical services portion of a contract is recognized based on the percentage that labor costs incurred to date bear to total estimated labor costs. Losses expected to be incurred are recorded when such losses are known.

              The Company sells maintenance contracts for new and existing multimedia equipment installations. These contracts cover labor, parts and materials. Revenue is recognized using the straight-line method over the life of the contract. Revenue from these contracts has not been significant.

       (c)    PROPERTY AND EQUIPMENT

              Property and equipment are recorded at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which range from three to seven years. Leasehold improvements are amortized over the shorter of the lease term or estimated useful life of the asset.

       (d)    INVENTORIES

              Inventories are valued at the lower of cost (first in, first out) or market.

                     INTELLISYS GROUP, INC. AND SUBSIDIARIES
                             (DEBTORS-IN-POSSESSION)

                   Notes to Consolidated Financial Statements

                        December 31, 1997, 1998 and 1999

                  (All amounts in thousands, except share data)

       (e)    INTANGIBLE ASSETS

              Intangible assets consist primarily of goodwill, workforce and noncompete agreements arising from the application of purchase accounting. Goodwill and workforce are amortized on a straight-line basis over their estimated useful lives of ten and five years, respectively. Noncompete agreements are amortized on a straight-line basis over their terms which range from three to five years.

              The Company assesses the recoverability of its intangible assets, including goodwill, by determining whether the amortization of the asset over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of intangibles will be impacted if estimated future operating cash flows are not achieved. The Company determined that its intangible assets were impaired as of December 31, 1999 and recorded a charge of $11,210 for the write-off of goodwill and other intangible assets.

       (f)    IMPAIRMENT OF LONG-LIVED ASSETS AND
              LONG-LIVED ASSETS TO BE DISPOSED OF

              The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

       (g)    FAIR VALUE OF FINANCIAL INSTRUMENTS

              The fair values of cash, accounts receivable, accounts payable and accrued expenses approximate their carrying values because of the short-term maturities of those instruments. Although no quoted market prices are available and a portion is due from a related party, the Company believes the fair value of the notes receivable approximates its carrying value. The fair value of the Company's bank line of credit approximates its carrying value because it primarily consists of variable rate loans which adjust to market rates. The fair value of long-term debt approximates carrying value given the short-term maturity of such debt.

       (h)    STOCK-BASED COMPENSATION

              As permitted by Statement of Financial Accounting Standards (SFAS) No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, the Company has elected to follow Accounting Principles Board (APB) Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations in accounting

                     INTELLISYS GROUP, INC. AND SUBSIDIARIES
                             (DEBTORS-IN-POSSESSION)

                   Notes to Consolidated Financial Statements

                        December 31, 1997, 1998 and 1999

                  (All amounts in thousands, except share data)


              for its employee stock options. Under APB Opinion No. 25, generally, no compensation expense is recognized when the exercise price of options equals the fair value of the underlying stock on the date of grant. The Company also provides the disclosure-only provisions of SFAS No. 123.

       (i)    INCOME TAXES

              The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded to reduce deferred tax assets to their estimated net realizable value.

       (j)    USE OF ESTIMATES

              The Company's management has made a number of estimates and assumptions relating to the reporting of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

       (k)    CONCENTRATION OF CREDIT RISK

              The Company grants credit to its customers located primarily in the United States. The Company's ability to collect the amounts due from its customers is affected by economic conditions in its industry and the geographical area in which it conducts business. Accounts receivable from the Company's customers are generally due within 30 days and are subject to credit risk. The Company monitors extensions of credit and records an allowance for doubtful accounts based on its historical experience and management's assessment of collectibility of specific accounts.

       (l)    RECLASSIFICATIONS

              Certain reclassifications have been made to the prior years' financial statements to conform with the 1999 presentation.

       (m)    COMPREHENSIVE INCOME

              The Company had no components of comprehensive income other than net income (loss) during the periods reported.

                     INTELLISYS GROUP, INC. AND SUBSIDIARIES
                             (DEBTORS-IN-POSSESSION)

                   Notes to Consolidated Financial Statements

                        December 31, 1997, 1998 and 1999

                  (All amounts in thousands, except share data)


(3)    CONVERTIBLE REDEEMABLE PREFERRED STOCK

       During November and December of 1998, the Company sold 1,508,000 shares of Series A convertible redeemable preferred stock (Series A preferred stock) for $10,500. $500 of the proceeds were received in January 1999. The issuance costs of $697 were netted against the carrying amount of the Series A preferred stock on the accompanying consolidated balance sheets.

       Conversion of the Series A preferred stock is at the option of the holder after the first anniversary of the date of initial issuance. Redemption is at the option of the holders after November 10, 2003. The Series A Preferred Stock is automatically convertible, under specific conditions, into shares of common stock upon the consummation of the Company's sale of its common stock in a firm commitment underwritten public offering. Initially, each share of Series A preferred stock is convertible into one share of common stock. In the event of any liquidation, dissolution or winding up of the affairs of the Company, holders of the Series A preferred stock shall be entitled to receive, prior and in preference to any other series of preferred stock or common stock, an amount per share equal to $6.9629 for each outstanding share of Series A preferred stock, plus any declared but unpaid dividend on such share and an amount equal to a 10% annual rate of return compounded annually on the original issuance price. The difference between the carrying value of the Series A preferred stock and its mandatory redemption value, which includes the 10% annual rate of return, is being accreted using the effective-interest method.

(4)    NOTES RECEIVABLE

       During 1996, the Company loaned $100 to one of its vendors, Dupuis Group, L.L.C. The Company's Chairman owns 100% of Dupuis Group, L.L.C. and has guaranteed payment of this note. The note is due on demand, and interest is accrued quarterly at the bank's prime rate of 8.50% plus 0.75% (9.25% at December 31, 1999). During 1997, 1998 and 1999, the Company paid Dupuis Group, L.L.C. $74, $55 and $2, respectively, for design and graphic services.

       During 1997, the Company loaned $60 to Durand Communications, Inc. The Company's Chairman is a member of the Board of Directors of Durand Communications, Inc. The loan bears interest at 10% and is due on demand. The note was paid in full in 1999.

(5)    INVENTORIES

       Inventories consisted of the following:


                                                     DECEMBER 31
                                       -----------------------------------------
                                              1998                   1999
                                       ------------------    -------------------
       Portable equipment                         7,460                  6,395
       Parts and materials                        1,839                  1,780
                                       ------------------    -------------------

                                                  9,299                  8,175
                                       ==================    ===================

                     INTELLISYS GROUP, INC. AND SUBSIDIARIES
                             (DEBTORS-IN-POSSESSION)

                   Notes to Consolidated Financial Statements

                        December 31, 1997, 1998 and 1999

                  (All amounts in thousands, except share data)


(6)    PROPERTY AND EQUIPMENT

       Property and equipment consisted of the following:


                                                                                       DECEMBER 31
                                                       USEFUL           ------------------------------------------
                                                        LIFE                   1998                   1999
                                                 --------------------   ------------------      ------------------
       Vehicles                                      5 years               $       1,065                  1,670
       Furniture and equipment                       7 years                       5,663                  7,416
       Leasehold improvements                        3 - 7 years                     472                    715
       Software                                      3 years                         602                  2,348
                                                                        ------------------      ------------------
                                                                                   7,802                 12,149
       Less accumulated depreciation and
          amortization                                                             3,906                  5,713
                                                                        ==================      ==================

                  Property and equipment, net                              $       3,896                  6,436
                                                                        ==================      ==================



       As of December 31, 1998 and 1999, the gross amount of equipment recorded under capital leases was $509 and $919, respectively, and related accumulated amortization was $30 and $178, respectively. Amortization of assets held under capital leases is included with depreciation expense.

(7)    INTANGIBLE AND OTHER ASSETS

       Intangible and other assets consisted of the following:

                                                                                          DECEMBER 31
                                                                           ------------------------------------------
                                                                                  1998                   1999
                                                                           -------------------    -------------------
       Goodwill                                                               $      10,388                 11,893
       Workforce                                                                        492                    492
       Noncompete covenants                                                             310                    330
       Other                                                                            355                    363
                                                                           -------------------    -------------------
                                                                                     11,545                 13,078
       Less accumulated amortization and write-off                                      276                 12,753
                                                                           -------------------    -------------------
                     Intangible and other assets, net                         $      11,269                    325
                                                                           ===================    ===================


(8)    COMMITMENTS

       The Company leases its offices and warehouse facilities under various operating leases that expire on various dates through 2005. Rent expense for these facilities was $352, $728 and $1,580 for the years ended December 31, 1997, 1998 and 1999, respectively.

                     INTELLISYS GROUP, INC. AND SUBSIDIARIES
                             (DEBTORS-IN-POSSESSION)

                   Notes to Consolidated Financial Statements

                        December 31, 1997, 1998 and 1999

                  (All amounts in thousands, except share data)


       Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of December 31, 1999 are as follows:


                                                                                       CAPITAL
                                                                                        LEASES            OPERATING LEASES
                                                                                  -------------------    -------------------
       Year ending December 31:
           2000                                                                    $           295                  1,756
           2001                                                                                225                  1,272
           2002                                                                                109                  1,062
           2003                                                                                 44                    719
           2004                                                                                 13                    392
           Thereafter                                                                           --                    152
                                                                                  -------------------    -------------------

                     Total future minimum lease payments                                       686        $         5,353
                                                                                                         ===================
           Less amount representing interest                                                   100
                                                                                  -------------------

                     Present value of minimum lease payments                                   586

           Less current portion of obligations under capital leases                            319
                                                                                  -------------------
                     Obligations under capital leases, excluding current
                       portion                                                     $           267
                                                                                  ===================

(9)    BANK LINE OF CREDIT

       The Company has pledged substantially all Company assets as security for a bank line of credit with maximum borrowings of $25,000, including an over advance line of $5,000, subject to an eligible accounts receivable and inventory borrowing base requirement. The maximum borrowings were increased to $30,000 on January 3, 2000. The Series A Preferred Stockholders have guaranteed $5,000 and the Company's Chairman has personally guaranteed $2,000 of this line of credit. The Company may borrow at the bank's prime rate (8.5% at December 31, 1999) plus 0.5% or at the Euro rate (6.5% at December 31, 1999) plus 3.25%. The weighted-average interest rate under the bank line of credit was 8.85% and 9.00% at December 31, 1998 and 1999, respectively. The Company is required either to maintain a daily average

                     INTELLISYS GROUP, INC. AND SUBSIDIARIES
                             (DEBTORS-IN-POSSESSION)

                   Notes to Consolidated Financial Statements

                        December 31, 1997, 1998 and 1999

                  (All amounts in thousands, except share data)


       loan amount of $7,500 or pay a fee equal to the shortfall multiplied by the applicable interest rate charged for prime rate-based loans. The line of credit has certain restrictive financial covenants and expires on September 3, 2000. The Company was not in compliance with various financial covenants at December 31, 1999 and is in default on such bank line of credit.

(10)   ACCRUED EXPENSES

       Accrued expenses consisted of the following:

                                                                                                 DECEMBER 31
                                                                                  ------------------------------------------
                                                                                         1998                   1999
                                                                                  -------------------    -------------------

       Commissions                                                                 $           962                  1,496
       Wages and bonuses                                                                     1,378                  2,823
       Additional consideration payable for acquisition                                        500                    900
       Other                                                                                 1,290                  3,909
                                                                                  -------------------    -------------------

                                                                                   $         4,130                  9,128
                                                                                  ===================    ===================


(11)   LONG-TERM DEBT

       Long-term debt consisted of the following:

                                                                                                 DECEMBER 31
                                                                                  ------------------------------------------
                                                                                         1998                   1999
                                                                                  -------------------    -------------------
       Note payable to bank; secured; repaid in 1999                               $           105                     --
       Subordinated convertible notes payable for acquisition; 7% interest;
           payable in six monthly installments of $100 including interest
           through June 2000                                                                   537                    537
       Notes payable for acquisitions; repaid in 1999                                        1,250                     --
       Vehicle loans                                                                            89                    347
                                                                                  -------------------    -------------------

                     Total long-term debt                                                    1,981                    884

       Less current portion                                                                  1,373                    682
                                                                                  -------------------    -------------------

                     Long-term debt, excluding current portion                     $           608                    202
                                                                                  ===================    ===================


       The Company issued three subordinated convertible promissory notes totaling $537 in connection with the acquisition of the net assets of Digital Networks Corporation in August 1998. If, prior to January 1, 2000, the Company consummates a sale of its Common Stock in a firm commitment underwritten public offering, the notes automatically convert into 72,619 shares of Common Stock. The notes are convertible at the option of the noteholder anytime up to December 31, 1999. If the notes are not converted by December 31, 1999, the outstanding principal and interest will be paid in six equal monthly installments

                     INTELLISYS GROUP, INC. AND SUBSIDIARIES
                             (DEBTORS-IN-POSSESSION)

                   Notes to Consolidated Financial Statements

                        December 31, 1997, 1998 and 1999

                  (All amounts in thousands, except share data)

       beginning January 1, 2000. The notes were not converted by December 31, 1999; and according to the terms of the agreement, payments of principal and interest will commence January 1, 2000.

       The aggregate maturities of long-term debt subsequent to December 31, 1999 are as follows: 2000, $682; 2001, $141; 2002, $55; and 2003, $6.

(12)   NOTES PAYABLE TO OFFICERS AND DIRECTORS

       During 1999, certain officers and directors loaned an aggregate of $2,250 to the Company. The loans are unsecured and subordinated to the bank line of credit. The loans bear interest at the bank's prime rate (8.50% at December 31, 1999) and are payable on demand.

       During 1999, an officer assumed loans to the Company in an aggregate of $683. The loans are unsecured and subordinated to the bank line of credit. The loans bear interest at the bank's prime rate (8.50% at December 31, 1999) and are payable on demand.

(13)   INCOME TAXES

       Income tax expense (benefit) for the years ended December 31, 1997, 1998 and 1999 consisted of the following:


                                                                                 DECEMBER 31
                                                       -----------------------------------------------------------------
                                                              1997                   1998                   1999
                                                       --------------------   -------------------    -------------------
           Current:
               Federal                                  $           572                  1,174                 (1,573)
               State and local                                      150                    272                    116
                                                       --------------------   -------------------    -------------------

                                                                    722                  1,446                 (1,457)
                                                       --------------------   -------------------    -------------------

           Deferred:
               Federal                                             (156)                  (621)                   752
               State and local                                      (43)                  (145)                   146
                                                       --------------------   -------------------    -------------------

                                                                   (199)                  (766)                   898
                                                       --------------------   -------------------    -------------------

                                                        $           523                    680                   (559)
                                                       ====================   ===================    ===================


                     INTELLISYS GROUP, INC. AND SUBSIDIARIES
                             (DEBTORS-IN-POSSESSION)

                   Notes to Consolidated Financial Statements

                        December 31, 1997, 1998 and 1999

                  (All amounts in thousands, except share data)


       Income tax expense differed from the amounts computed by applying the statutory federal income tax rate of 34% to pretax income (loss) as a result of the following:

                                                                                   DECEMBER 31
                                                           -----------------------------------------------------------------
                                                                  1997                  1998                   1999
                                                           -------------------   --------------------   --------------------
       Computed expected tax expense (benefit)              $           447                   559                 (8,794)
       State and local taxes, net of federal tax
           benefit                                                       80                    82                 (1,285)
       Valuation allowance                                               --                    --                  4,727
       Nondeductible goodwill amortization and
           write-off                                                     --                    --                  4,663
       State NOL limitation                                              --                    --                    136
       Other                                                             (4)                   39                     (6)
                                                           -------------------   --------------------   --------------------
                     Total                                  $           523                   680                   (559)
                                                           ===================   ====================   ====================

       The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities as of December 31, 1998 and 1999 are presented below.

                                                                                                 DECEMBER 31
                                                                                  ------------------------------------------
                                                                                         1998                   1999
                                                                                  -------------------    -------------------
       Deferred tax assets:
           State income taxes                                                      $             8                     32
           Accounts receivable, principally due to  allowance for doubtful
             accounts                                                                          134                    752
           Inventory reserve and additional costs inventoried for tax purposes                 263                  1,931
           Accrued expenses                                                                    514                  1,561
           Depreciation                                                                        146                    270
           Net operating loss carryforwards                                                     --                    525
           Minimum tax credit                                                                   --                     97
                                                                                  -------------------    -------------------
                     Total gross deferred tax assets                                         1,065                  5,168

           Less: valuation allowance                                                            --                  4,727
                                                                                  -------------------    -------------------
                     Total deferred tax assets                                               1,065                    441
                                                                                  -------------------    -------------------
       Deferred tax liabilities:
           State income tax                                                                     --                    342
           Other                                                                               167                     99
                                                                                  -------------------    -------------------
                     Total deferred tax liabilities                                            167                    441
                                                                                  -------------------    -------------------
                     Net deferred tax assets                                       $           898                     --
                                                                                  ===================    ===================

                     INTELLISYS GROUP, INC. AND SUBSIDIARIES
                             (DEBTORS-IN-POSSESSION)

                   Notes to Consolidated Financial Statements

                        December 31, 1997, 1998 and 1999

                  (All amounts in thousands, except share data)


       The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the historical taxable income and projected taxable income and tax planning strategies in making this assessment. Based upon those factors, as of December 31, 1999, management believes it is more likely than not that the Company will not realize the benefits of these deductible differences. Accordingly, the Company has recorded a valuation allowance related to these deferred tax assets at December 31, 1999 to reserve for net operating loss carryforwards and temporary differences which may expire prior to utilization.

       As of December 31, 1999, the Company has net operating loss carryforwards for federal income tax purposes of approximately $941 and for California franchise tax purposes of approximately $2,728, which expire through 2019 and 2004, respectively.

       The income tax refund receivable at December 31, 1999 results from the recovery of estimated tax payments and carryback of 1999 net operating losses.

(14)   PENSION BENEFITS

       The Company sponsors a qualified 401(k) plan. All regular employees over the age of 18 are eligible to participate upon date of hire. The Company matches 50% of an employee's contribution up to 6% of an employee's annual compensation. During 1997, 1998 and 1999, the Company contributed $26, $41 and $205, respectively, to the 401(k) plan.

(15)   STOCK OPTIONS AND WARRANTS

       The Board of Directors agreed to issue up to 1,150,000 nonqualified stock options to certain employees. The exercise price of options granted must be at least equal to the fair value of such shares on the date of grant, as determined by the Board of Directors. The options vest over five years and expire ten years from the grant date.

                     INTELLISYS GROUP, INC. AND SUBSIDIARIES
                             (DEBTORS-IN-POSSESSION)

                   Notes to Consolidated Financial Statements

                        December 31, 1997, 1998 and 1999

                  (All amounts in thousands, except share data)


       A summary of stock option activity during 1997, 1998 and 1999 follows:

                                                                                                                 WEIGHTED
                                                                                                                 AVERAGE
                                                                          WEIGHTED-                              EXERCISE
                                                                           AVERAGE                               PRICE OF
                                                                       EXERCISE PRICE          OPTIONS            OPTIONS
                                                        OPTIONS           OF OPTIONS         EXERCISABLE        EXERCISABLE
                                                      OUTSTANDING        OUTSTANDING        AT YEAR-END        AT YEAR-END
                                                    ----------------   ----------------    ---------------    ---------------

       Balance as of December 31, 1996                    274,356       $       0.16             213,658           0.00025

       Granted                                             44,512               1.48
                                                    ----------------

       Balance as of December 31, 1997                    318,868               0.35             225,798           0.04

       Granted                                            121,279               2.19
       Exercised                                           (8,093)              0.74
       Forfeited                                          (12,139)              0.74
                                                    ----------------

       Balance as of December 31, 1998                    419,915               0.86             233,891           0.09

       Granted                                            687,200               9.50
       Exercised                                          (75,265)              0.08
       Forfeited                                          (16,188)              1.48
                                                    ----------------

       Balance as of December 31, 1999                  1,015,662               6.75             204,733           0.45
                                                    ================                       ===============    ===============


       The weighted-average per share fair value of options granted during 1997, 1998 and 1999 was $1.06, $0.91 and $0.00, respectively.

                     INTELLISYS GROUP, INC. AND SUBSIDIARIES
                             (DEBTORS-IN-POSSESSION)

                   Notes to Consolidated Financial Statements

                        December 31, 1997, 1998 and 1999

                  (All amounts in thousands, except share data)


       The following table summarizes information about the Company's stock options as of December 31, 1999:


               OPTIONS OUTSTANDING
-----------------------------------------------------
                                            WEIGHTED-                           OPTIONS EXERCISABLE
                                            AVERAGE      ------------------------------------------------------------
                                           REMAINING                                                   WEIGHTED-
                              NUMBER      CONTRACTUAL       WEIGHTED-AVERAGE          NUMBER            AVERAGE
   EXERCISE PRICES         OUTSTANDING    LIFE (YEARS)          EXERCISE PRICES        EXERCISABLE      EXERCISE PRICE
-----------------------   -------------   ------------   -----------------------   -------------   ------------------
$   0.00025                  142,441           4.17       $  0.00025                  142,441       $   0.00025
    0.74                      40,464           6.36          0.74                      24,279           0.74
    1.48                     135,557           7.86          1.48                      36,013           1.48
    Lesser of 9.50 or IPO                                    Lesser of $9.50 or
       price                 687,200           9.63             IPO price                  --             --
    10.00                     10,000           8.84          10.00                      2,000          10.00
                         -------------                                            -------------
                           1,015,662           8.49                                   204,733           0.45
                         =============                                            =============

       The Company applies APB Opinion No. 25 in accounting for its stock options. The exercise price for stock options granted to employees in 1997, 1998 and 1999 was equal to or greater than the fair value of the Company's common stock at the date of grant. Accordingly, no compensation cost has been recognized for these stock options. Had compensation cost been determined pursuant to SFAS No. 123, the Company's 1997, 1998 and 1999 net income (loss) would have been reduced to the pro forma amounts indicated below:

                                                                        DECEMBER 31
                                              -----------------------------------------------------------------
                                                     1997                   1998                   1999
                                              --------------------   --------------------   -------------------
       Net income (loss):
           As reported                     $               793                    965                (25,307)
           Pro forma                                       790                    934                (25,314)
                                              ====================   ====================   ===================


       The fair value of the stock options was calculated using the minimum-value method with the following assumptions:

                                                                       DECEMBER 31
                                             -----------------------------------------------------------------
                                                    1997                  1998                   1999
                                             -------------------   --------------------   --------------------

      Weighted-average risk free rate                 6.30%                 5.55%                  4.77%
      Average expected life (years)                   3.17                  3.03                   3.00
      Dividend yield                                   --                    --                     --
                                             ===================   ====================   ====================

       In connection with a bridge loan financing transaction during 1998, the Company issued 47,140 warrants to purchase shares of the Company's common stock at $6.72 per share. The fair value of these warrants of $189 was determined using the Black-Scholes model and was charged to interest expense during 1998.

                     INTELLISYS GROUP, INC. AND SUBSIDIARIES
                             (DEBTORS-IN-POSSESSION)

                   Notes to Consolidated Financial Statements

                        December 31, 1997, 1998 and 1999

                  (All amounts in thousands, except share data)


       In connection with their $5,000 guarantee on the bank line of credit during 1999, the Series A Preferred Stockholders (stockholders) obtained the right to acquire the number of shares of Series A preferred stock determined by dividing the principal amount of the then outstanding borrowings under the over advance facility plus accrued and unpaid interest thereon, by $6.9629. The fair value of these rights of $50 was determined using the Black-Scholes model and was charged to interest expense over the life of the guarantee. Upon purchase of these shares by the stockholders, the Company will issue to them warrants to purchase additional shares of Series A preferred stock at $6.9629.

(16)   BUSINESS ACQUISITIONS

       Effective June 1, 1998, the Company acquired all of the outstanding stock of B. Higginbotham Enterprises, Inc. (Higginbotham), located in Texas, for $1,600 in cash and a $500 note to the seller. The acquisition was accounted for using the purchase method of accounting and, accordingly, the results of operations of Higginbotham are included in the Company's consolidated financial statements from June 1, 1998. The excess of the cost over the fair value of the acquired identifiable assets of $1,428 was recorded as goodwill and is being amortized over ten years. The purchase agreement also provides for additional payments up to $900, payable in Common Stock, if Higginbotham achieves certain income levels for the 12 months ended June 30, 1999. Higginbotham achieved these earnings levels by June 30, 1999, and accordingly, the Company recorded additional goodwill of $900.

       Effective June 1, 1998, the Company acquired the net assets of Alford Media Sales, Inc. (Alford) located in Texas for $565 in cash. The acquisition was accounted for using the purchase method of accounting and, accordingly, the results of operations of Alford have been included in the Company's consolidated financial statements from June 1, 1998. The excess of the cost over the fair value of the acquired identifiable assets of $32 was recorded as goodwill and is being amortized over ten years. Alford was subsequently merged into the Company.

       Effective August 24, 1998, the Company acquired the net liabilities of Digital Networks Corporation (Digital) located in California for $1,000 in cash, $400 in a promissory note and an aggregate of $537 in convertible promissory notes. The acquisition was accounted for using the purchase method of accounting, and accordingly, the results of operations of Digital have been included in the Company's consolidated financial statements from August 24, 1998. The excess of the cost over the fair value of the acquired identifiable assets of $2,226 was recorded as goodwill and is being amortized over ten years. The purchase agreement also provides for additional payments up to $500 if Digital achieves certain income levels for the year ending December 31, 1998. As of December 31, 1998, Digital achieved these earnings level and the Company recorded $500 as additional goodwill.

       Effective December 8, 1998, the Company acquired all of the outstanding stock of Proline Industries, Inc. (Proline) located in Washington, for $6,400 in cash. The acquisition was accounted for using the purchase method of accounting and, accordingly, the results of operations of Proline have been included in the Company's consolidated financial statements from December 9, 1998. The excess of the cost over the fair value of the acquired identifiable assets of $5,066 was recorded as goodwill and is being amortized over ten years.

                     INTELLISYS GROUP, INC. AND SUBSIDIARIES
                             (DEBTORS-IN-POSSESSION)

                   Notes to Consolidated Financial Statements

                        December 31, 1997, 1998 and 1999

                  (All amounts in thousands, except share data)


       Effective December 8, 1998, the Company acquired the net assets of Aurora Visual Systems (Aurora), located in Washington, for $1,400 in cash. The acquisition was accounted for using the purchase method of accounting and, accordingly, the results of operations of Aurora have been included in the Company's consolidated financial statements from December 10, 1998. The excess of the cost over the fair value of the acquired identifiable assets of $1,429 was recorded as goodwill and is being amortized over ten years.

       Effective April 1, 1999, the Company acquired all of the outstanding stock of Pro Line Video, Inc. for approximately $70 in cash and subordinated promissory notes in the aggregate principal amount of approximately $465. The acquisition was accounted for using the purchase method of accounting, and accordingly, the results of the operations have been included in the Company's consolidated financial statements from April 1, 1999. The excess of the cost over the fair value of the acquired identifiable assets of $312 was recorded as goodwill and is being amortized over ten years. The purchase agreement also calls for additional payments up to $96 based on performance of the Company through February 2000. Such amounts, if any, will be recorded as compensation expense when incurred.

       The following unaudited pro forma financial information presents the combined results of operations of the Company, Higginbotham, Alford, Digital, Aurora and Proline as if the acquisitions had occurred as of January 1, 1997, after giving effect to certain adjustments, including amortization of goodwill and other intangibles, additional depreciation expense, accretion to redemption value on preferred stock, increased interest expense on debt related to the acquisition and related income tax effects. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the companies constituted a single entity during such periods.


                                                              DECEMBER 31
                                               -------------------------------------------
                                                      1997                   1998
                                               --------------------   --------------------
                                                              (Unaudited)
       Revenue                                           97,590                120,340
       Net income (loss)                                    195                   (212)
                                               ====================   ====================

(17)   CONTINGENCIES

       The Company is currently undergoing a software investigation conducted by an outside consultant at the request of Business Software Alliance (BSA). BSA, which represents several different software manufacturers, is investigating whether the Company was using the software of various BSA clients without proper licenses. The investigation has not been completed; however, the Company's information at this time does not indicate that the resolution of these matters will have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

       The Company is involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

                     INTELLISYS GROUP, INC. AND SUBSIDIARIES
                             (DEBTORS-IN-POSSESSION)

                   Notes to Consolidated Financial Statements

                        December 31, 1997, 1998 and 1999

                  (All amounts in thousands, except share data)


(18)   SUBSEQUENT EVENTS

       On March 31, 2000, the Company borrowed $9,000 of Senior Subordinated Term Loan due March 31, 2005 and bearing 12% annual interest. The holder of the note is entitled to purchase 380,442 shares of common stock at $6.96 per share and the note is secured by a second lien on all of the Company's assets. In relation to the borrowing, the Company signed an amendment (the Amendment) to its Bank Line of Credit which decreased the maximum borrowings under the line to $28,500 and amended certain nonfinancial covenants. In connection with the Amendment, $3,500 of the Bank Line of Credit was guaranteed by the Series A Preferred Stockholders.

       Subsequent to December 31, 1999, options to purchase 142,438 shares of common stock were exercised at an exercise price of $0.00025 per share.

       Subsequent to December 31, 1999, the Company repurchased 52,632 shares of common stock from stockholders for $500.

                                   MCSi, INC.

                            INTRODUCTION TO UNAUDITED
                         PRO FORMA FINANCIAL INFORMATION


The Unaudited Pro Forma Financial Information is included on pages 29 through 34 of this Form 8-K. The Unaudited Pro Forma Financial Information assumes that the acquisition occurred, with respect to the September 30, 2000 balance sheet information, on September 30, 2000, and with respect to the statements of operations information, at the beginning of the earliest period presented.

The Unaudited Pro Forma Financial information is not intended to be indicative of the financial position or results of operations had the acquisition actually occurred on the dates indicated and is not representative of the anticipated future financial performance of the business formerly known as "Intellisys."

The unaudited pro forma consolidated balance sheet reflects the allocation of the purchase price to the estimated fair value of assets acquired and liabilities assumed, with the excess of the estimated fair values of assets acquired and liabilities assumed over the purchase price being used to reduce long-lived assets to zero with the remainder used to reduce goodwill. By virtue of the fact that Intellisys has filed voluntary petitions for protection under the Federal Bankruptcy Code, there are many creditors of Intellisys who are making claims on the assets to be acquired by MCSi. Thus, MCSi will need time to assess the assets it has acquired and any liabilities or obligations it has assumed. While MCSi will continue to undertake a more in depth evaluation of the fair value of the net assets acquired, it is not presently expected to differ materially from purchase price allocation included therein.

The unaudited pro forma consolidated statements of operations reflect the effects of the purchase allocation described above and the resultant amortization and additional interest expense associated with the cash used to fund the acquisition, along with other adjustments directly attributable to the transaction. The pro forma data reflects adjustments directly related to the acquisition, and does not include adjustments that may arise as a consequence of the acquisition, such as cost savings, improved efficiencies, etc. Therefore, the pro forma data is not necessarily indicative of operating results that would have occurred for the year ended December 31, 1999 or the nine months ended September 30, 1999 and 2000, or in future periods, had the acquisition actually occurred at the beginning of each period shown.

                                   MCSi, INC.
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 2000
                                 (IN THOUSANDS)


                                                                            Assets/
                                            MCSI          Intellisys     liabilities not
                                        September 30,    September 30,    acquired from       Pro forma         Pro forma,
                                            2000             2000           Intellisys      adjustments (1)    as adjusted
                                        -------------    -------------   ---------------    ---------------    -----------
Assets
Current assets:
  Cash and cash equivalents                $  2,585         $ 2,860         $ (2,860)         $     --           $  2,585
  Accounts receivable                       142,745          18,472               --                --            161,217
  Inventories                                73,285           9,021               --                --             82,306
  Prepaid expenses and other
   current assets                             1,476             284             (284)               --              1,476
  Deferred income taxes                         621              --               --              (621)  (c)           --
                                          ----------      ----------       ----------        ----------         ----------
       Total current assets                 220,712          30,637           (3,144)            (621)            247,584

Property and equipment, net                  35,452           6,647               --           (6,647)  (b)        35,452
Intangible assets                           140,422              --               --           (4,508)  (b)       135,914
Equity investments                           27,105              --               --               --              27,105
Other assets                                  1,603           1,055           (1,055)              --               1,603
                                          ----------      ----------       ----------      -----------         -----------
       Total assets                        $425,294        $ 38,339         $ (4,199)       $ (11,776)           $447,658
                                          ==========      ==========       ==========      ===========         ===========
Liabilities and stockholders' equity
Current liabilities:
  Accounts payable                         $ 85,179        $ 24,901         $(24,901)         $    --            $ 85,179
  Accrued expenses                           12,723           8,959           (8,959)              --              12,723
  Short term loans                               --          18,935          (18,935)          19,980  (a)         19,980
  Deferred revenue                               --           3,730           (3,730)              --                  --
  Deferred income taxes                          --              --               --            2,384  (c)          2,384
  Current portion of long-term debt             608           3,445           (3,445)              -                  608
                                          ----------      ----------       ----------      -----------         -----------
       Total current liabilities             98,510          59,970          (59,970)          22,364             120,874

Long-term debt                              163,890           9,749           (9,749)              --             163,890
Deferred income taxes                        10,769              --               --               --              10,769
Preferred stock                                  --          11,923          (11,923)              --                  --
Stockholders' equity                        152,125         (43,303)          43,303               --             152,125
                                          ----------      ----------       ----------      -----------         -----------
Total liabilities and stockholders'
  equity                                   $ 425,294       $ 38,339         $(38,339)        $ 22,364            $447,658
                                          ==========      ==========       ==========      ===========         ===========


See the notes to the Unaudited Pro Forma Information.

                                   MCSi, INC.
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                    Historical                    Pro forma       Pro forma,
                                                       MCSi        Intellisys    adjustments      as adjusted
                                                   -------------   ------------  ------------    --------------
Net sales                                          $   662,729     $  114,582    $       --      $   777,311
Cost of sales                                          514,230         89,068            --          603,298
                                                   -------------   ------------  ------------    -------------
Gross profit                                           148,499         25,514            --          174,013

Selling, general and administrative expenses           118,934             --          (225) (2)     118,709
Selling, general and administrative expenses                --         42,968            --           42,968
                                                   -------------   ------------  ------------    -------------

Operating income (loss)                                 29,565        (17,454)          225           12,336
Other income (expense):
  Interest expense                                     (10,925)            --        (1,348) (3)     (12,273)
  Interest expense                                          --         (3,287)        3,287  (3)          --
  Other income (expense)                                   447            (95)           --              352
                                                   -------------   ------------  ------------    -------------

Income (loss) before taxes                              19,087        (20,836)        2,164              415
Provision (benefit) for income taxes                     8,158             --        (7,559) (4)         599
                                                   -------------   ------------  ------------    -------------

Net income (loss)                                       10,929        (20,836)        9,723             (184)
Accretion to redemption value on preferred
  securities                                              (288)                          --             (288)
                                                   -------------   ------------  ------------    -------------
Net income (loss) available to common shareholders $    10,641     $  (20,836)   $     9,723     $      (472)
                                                   =============   ============  ============    =============

Earnings (loss) per share of common stock - basic     $   0.87                                   $     (0.04)
Earnings (loss) per share of common stock -
diluted                                               $   0.84                                   $     (0.04)

Average shares outstanding - basic                  12,268,711                                    12,268,711
Average shares outstanding - diluted                12,594,439                                    12,594,439


See the notes to the Unaudited Pro Forma Information.

                                   MCSi, INC.
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                 (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)


                                                    Historical                    Pro forma         Pro forma,
                                                       MCSi        Intellisys    adjustments        as adjusted
                                                   -------------   ------------  -------------     --------------
Net sales                                          $   494,166     $   94,236    $        --       $   588,402
Cost of sales                                          397,590         73,756             --           471,346
                                                   -------------   ------------  -------------     -------------
Gross profit                                            96,576         20,480             --           117,056

Selling, general and administrative expenses            75,736             --           (225) (2)       75,511
Selling, general and administrative expenses                --         28,437           (942) (2)       27,495
                                                   -------------   ------------  -------------     -------------

Operating income (loss)                                 20,840         (7,957)         1,167            14,050
Other income (expense):
  Interest expense                                      (7,173)            --         (1,348) (3)       (8,521)
  Interest expense                                          --         (1,547)         1,547  (3)           --
  Other income                                             352            140             --               492
                                                   -------------   ------------  -------------     -------------

Income (loss) before taxes                              14,019         (9,364)         1,366             6,021
Provision (benefit) for income taxes                     6,307             --         (3,666) (4)        2,641
                                                   -------------   ------------  -------------     -------------

Net income (loss)                                  $     7,712     $   (9,364)   $      5,032      $     3,380
                                                   =============   ============  =============     =============



Earnings per share of common stock - basic         $      0.67                                     $      0.30
Earnings per share of common stock - diluted       $      0.66                                     $      0.29

Average shares outstanding - basic                  11,439,605                                      11,439,605
Average shares outstanding - diluted                11,644,718                                      11,644,718



See the notes to the Unaudited Pro Forma Information.

                                   MCSi, INC.
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                 (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)



                                                    Historical                    Pro forma        Pro forma,
                                                       MCSi        Intellisys    adjustments       as adjusted
                                                    ------------   ------------  -------------     ------------
Net sales                                           $   686,749    $   128,752    $       --       $   815,501
Cost of sales                                           546,618        102,014            --           648,632
                                                    ------------   ------------  -------------     ------------
Gross profit                                            140,131         26,738            --           166,869

Selling, general and administrative expenses            111,537             --          (300) (2)      111,237
Selling, general and administrative expenses                 --         48,753        (1,266) (2)       47,487
                                                    ------------   ------------  -------------     ------------

Operating income (loss)                                  28,594        (22,015)        1,566             8,145
Other income (expense):
  Interest expense                                       (9,773)            --        (1,798) (3)      (11,571)
  Interest expense                                           --         (2,348)        2,348  (3)           --
  Other income (expense)                                    710         (1,503)           --              (793)
                                                    ------------   ------------  -------------     ------------

Income (loss) before taxes                               19,531        (25,866)        2,116            (4,219)
Provision (benefit) for income taxes                      8,393           (559)       (9,903) (4)       (2,069)
                                                    ------------   ------------  -------------     ------------

Net income (loss)                                        11,138        (25,307)       12,019            (2,150)
Accretion to redemption value on preferred
securities                                                 (100)                          --              (100)
                                                    ------------   ------------  -------------     ------------
Net income (loss) available to common stockholders  $    11,038    $   (25,307)   $    12,019      $    (2,250)
                                                    ============   ============  =============     ============



Earnings (loss) per share of common stock - basic   $      0.96                                    $     (0.19)
Earnings (loss) per share of common stock - diluted $      0.94                                    $     (0.19)

Average shares outstanding - basic                   11,548,589                                     11,548,589
Average shares outstanding - diluted                 11,732,355                                     11,732,355



See the notes to the Unaudited Pro Forma Information.

                                   MCSi, INC.
         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                 (IN THOUSANDS)


1.   The unaudited pro forma balance sheet has been adjusted to reflect:
     a. MCSi's pro forma borrowing of $ 18,935, to fund the purchase price, the administrative costs incurred relating to the bankruptcy proceedings of $645, and the related direct costs of the acquisition estimated to be $400. The Asset Purchase Agreement between MCSi and Intellisys requires that MCSi repay amounts owed by Intellisys to Fleet on the closing date. On September 30, 2000, the amount owed to Fleet totaled $18,935 and this is the amount used on a pro forma basis assuming the transaction had occurred on September 30, 2000. The actual amount owed to Fleet on the closing date of the Asset Purchase Agreement was approximately $12.6 million.
      b. The allocation of the purchase price to the estimated fair value of assets acquired and liabilities assumed. Since the fair value of the assets acquired exceeded the purchase price, the excess was used to (i) reduce property and equipment to zero, (ii) recognize deferred taxes as described in (c) below, and (iii) allocate the residual to negative goodwill of $4,508.
      c. Deferred tax liabilities which arise by virtue of differences in the tax basis and financial reporting basis of the inventories acquired. There is no book/tax basis difference in the other assets acquired.
2. To reflect amortization of negative goodwill over an estimated useful life of 15 years and to eliminate historical amortization expense related to goodwill of Intellisys.
3. To reflect increased interest expense based on MCSi's borrowing as described in 1(a) above at 9% per annum, and the elimination of interest expense related to Intellisys.
4. To record an estimated income tax provision, as if the transaction had occurred at the beginning of each period presented at an estimated rate of 40%. On a pro forma basis, the effective tax rate is higher than the statutory rate by virtue of MCSi's non-deductible goodwill amortization and other permanent differences.

                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MCSi, Inc.

Date:    January 11, 2001



/s/ IRA H. STANLEY
------------------------------------
Ira H. Stanley
Vice President and Chief Financial Officer